Exhibit 3.6

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GENOCEA BIOSCIENCES, INC.

Genocea Biosciences, Inc., a Delaware corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.             This Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on August 16, 2006 under the name “Genocea, Inc.” and was amended and restated on December 21, 2006, on February 10, 2009, on December 17, 2010, and on September 27, 2012.

2.             The Board of Directors of the Corporation, by written consent filed with the minutes of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware duly adopted a resolution setting forth an amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for such amendment to be submitted to the stockholders of the Corporation for their approval.

3.             The proposed amendment has been consented to and authorized by the stockholders of the Corporation by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

4.             The Fourth Amended and Restated Certificate of Incorporation is hereby amended by adding the following paragraphs immediately following the first paragraph of Article Fourth:

“Reverse Common Stock Split.  Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each share of this Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified such that each 11.9 shares of the Corporation’s Common Stock shall become one share of the Corporation’s Common Stock (such reduction and resulting combination of shares is designated as the “Reverse Common Stock Split”).  The par value of the corporation’s Common Stock following the Reverse Common Stock Split shall remain $.001 per share.  Each holder of a certificate or certificates of Pre-Split Common Stock shall be entitled to receive, upon surrender of such certificates to the Corporation’s transfer agent for cancellation, a new certificate or certificates for a number of shares equal to the aggregate number of shares of holder’s Pre-Split Common Stock divided by 11.9 and then rounded down to the nearest whole number.  No fractional shares will be issued in connection with or following the Reverse Common Stock Split. Each holder of Pre-Split Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof and in accordance with Section 155 of the Delaware General Corporation Law, be entitled to receive an amount in cash to be determined in good faith by the board of directors of the Corporation equal to such fraction of a share multiplied by the fair value of a share of the Corporation’s Common Stock.”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation to be executed by William Clark, its Chief Executive Officer, this 21st day of January, 2014.

GENOCEA BIOSCIENCES, INC.

By:	/s/ William Clark
William Clark, Chief Executive Officer

[Signature Page to Certificate of Amendment]